12333 West Olympic Boulevard
Los Angeles, CA 90064-1021
NewsRelease
TELEDYNE TECHNOLOGIES REPORTS
SECOND QUARTER RESULTS
LOS ANGELES – July 27, 2006 – Teledyne Technologies Incorporated (NYSE:TDY)
•	Revenues of $348.1 million increased 14.8% compared to last year

•	Earnings per share of $0.59 increased 25.5% compared to last year

•	Acquired assets of KW Microwave

•	Announced agreement to acquire Rockwell Scientific Company

•	Raising 2006 earnings per share outlook
Teledyne Technologies today reported second quarter 2006 sales of $348.1 million, compared with sales of $303.3 million for the same period of 2005. Net income for the second quarter of 2006 was $20.9 million ($0.59 per diluted share), compared with net income of $16.1 million ($0.47 per diluted share) in the second quarter of 2005.
“This was a record quarter for Teledyne in terms of sales and earnings per share. Our strong performance was due to a balanced mix of businesses enjoying favorable end markets, and our continued success in both operational excellence initiatives and integration of strategic acquisitions,” said Robert Mehrabian, chairman, president and chief executive officer. “Total sales growth of 14.8%, resulted from organic growth of 7.2% and the contribution from acquisitions. Earlier this morning, we announced an agreement to acquire Rockwell Scientific Company for $167.5 million. The pending acquisition of Rockwell Scientific, whose technology and operations are related to multiple Teledyne businesses, emphasizes our strategy to acquire complementary businesses focused on our core electronics and engineering services markets. In addition, since the pending acquisition of Rockwell Scientific will be funded under our recently expanded $400 million credit facility, we will continue to maintain significant financial flexibility.”
Review of Operations
Electronics and Communications
The Electronics and Communications segment’s second quarter 2006 sales were $215.4 million, compared with second quarter 2005 sales of $176.5 million, an increase of 22.0%. Second quarter 2006 operating profit was $27.9 million, compared with operating profit of $20.8 million in the second quarter of 2005, an increase of 34.1%.
The second quarter 2006 sales improvement resulted primarily from revenue growth in defense electronics and electronic instruments. The revenue growth in defense electronics was driven by increased sales of traveling wave tubes, connectors and other defense microwave products, partially offset by lower sales of printed circuit card assemblies. Additionally, the second quarter included revenue growth from the acquisition of assets of KW Microwave in April 2006, Cougar Components in June 2005 and the assets of the microwave technical solutions business of Avnet, Inc. in October 2005. The revenue growth in electronic instruments was driven by recent acquisitions as well as organic growth. Revenue growth included the acquisition of RD Instruments, Inc. in August 2005 and Benthos, Inc. in January 2006. Organic growth reflected significantly increased sales of geophysical sensors for the energy exploration market and increased sales in the environmental gas monitoring markets. Sales of geophysical sensors are currently expected to decline in the third and fourth quarter of 2006, compared with the second quarter of 2006. The increase in revenue in the second quarter of 2006 from acquisitions since the first quarter of 2005 was $23.1 million. Segment operating profit was favorably impacted by revenue from acquisitions and organic growth, as well as lower LIFO expense. Segment operating profit was negatively impacted by $0.6 million of stock option compensation expense in the second quarter of 2006 in accordance with the requirements of SFAS No. 123(R), “Share Based Payment”. The company adopted the expense provisions of SFAS No. 123(R) in the first quarter of 2006. No stock option compensation expense was recorded in the second quarter of 2005. Pension expense, in accordance with the pension accounting requirements of SFAS No. 87, was $1.2 million in the second quarter of 2006, compared with $1.0 million in the second quarter of 2005. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $0.4 million in both the second quarter of 2006 and the second quarter of 2005.
Systems Engineering Solutions
The Systems Engineering Solutions segment’s second quarter 2006 sales were $68.9 million, compared with second quarter 2005 sales of $66.2 million, an increase of 4.1%. Second quarter 2006 operating profit was $6.6 million, compared with operating profit of $7.0 million for the second quarter of 2005, a decrease of 5.7%.
Second quarter 2006 sales, compared with the same period of 2005, reflected revenue growth in aerospace and environmental programs. Operating profit in the second quarter of 2006, compared with the same period of 2005, reflected higher segment revenue and a favorable overhead claim settlement of $1.3 million in the second quarter of 2006, compared with $0.8 million of a favorable overhead claim settlement in the second quarter of 2005. These amounts were more than offset by lower margins in aerospace programs due to higher sales on certain contracts which carry lower profit margins. Segment operating profit was impacted by $0.2 million of stock option compensation expense in the second quarter of 2006 compared with no stock option compensation expense in the second quarter of 2005. Segment operating profit also included pension expense under SFAS No. 87 of $2.3 million in the second quarter of 2006, compared with $1.6 million of pension expense in the second quarter of 2005. Pension expense allocated to contracts pursuant to CAS was $1.9 million in the second quarter of 2006 compared with $1.8 million in the second quarter of 2005.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s second quarter 2006 sales were $57.8 million, compared with second quarter 2005 sales of $53.0 million, an increase of 9.1%. The second quarter 2006 operating profit was $4.9 million, compared with operating profit of $3.4 million in the second quarter of 2005, an increase of 44.1%.

The higher second quarter 2006 sales, compared with the same period of 2005, primarily resulted from higher OEM piston engine, rebuilt engine and spare part sales. Segment operating profit for the second quarter of 2006, compared to the second quarter of 2005, reflected the impact of higher sales, improved operating performance, lower LIFO expense and lower warranty costs. Turbine engine sales and operating profit for the second quarter of 2006 were unfavorable, compared with the second quarter of 2005, due to lower Harpoon and Improved Tactical Air-Launched Decoy (ITALD) engine sales, partially offset by higher Joint Air-to-Surface Standoff Missile (JASSM) engine sales and research and development sales. Segment operating profit was impacted by $0.1 million of stock option compensation expense in the second quarter of 2006 compared with no stock option compensation expense in the second quarter of 2005. Segment operating profit also included pension expense, under SFAS No. 87 of $0.3 million in both the second quarter of 2006 and the second quarter of 2005.
Energy Systems
The Energy Systems segment’s second quarter 2006 sales were $6.0 million, compared with second quarter 2005 sales of $7.6 million, a decrease of 21.1%. Operating profit was $0.2 million for the second quarter of 2006, compared with operating profit of $0.5 million in the second quarter of 2005 a decrease of 60.0%.
The decrease in second quarter 2006 sales, compared with the second quarter of 2005, primarily reflected reduced work on the Multi-Mission Radioisotope Thermoelectric Generator (MMRTG) contract due to moving from the engineering development phase to the product qualification phase. Commercial hydrogen generator sales were also lower for the quarter. Segment operating profit was impacted by the lower sales. Segment operating profit also included pension expense, under SFAS No. 87 of $0.2 million for the second quarter of 2006 compared with $0.1 million for the second quarter of 2005. Pension expense allocated to contracts pursuant to CAS was $0.2 million in the second quarter of 2006 compared with $0.1 million in the second quarter of 2005.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $33.1 million for the second quarter 2006, compared with $29.7 million for the second quarter of 2005. The higher cash provided by operating activities in 2006, compared with 2005, was primarily due to operating cash flow from acquisitions made since the second quarter of 2005, higher net income and the receipt of insurance proceeds, partially offset by higher pension contributions. In accordance with SFAS No. 123(R), excess tax benefits for stock-based compensation of $1.3 million, in the second quarter of 2006, are now classified as a financing cash flow instead of an operating cash flow as in prior years. In the second quarter of 2005, cash flow from operations included $0.3 million in excess tax benefits related to stock-based compensation. Free cash flow (cash from operating activities less capital expenditures) was $28.3 million for the second quarter of 2006, compared with free cash flow of $25.6 million for the same period of 2005. In April 2006, Teledyne acquired assets of KW Microwave for $10.5 million in cash. The acquisition was funded primarily from borrowings and cash on hand. At July 2, 2006, total debt was $44.9 million, which includes $41.0 million drawn on available credit lines, as well as other debt and capital lease obligations. Effective July 14, 2006, Teledyne amended and restated its credit agreement principally to increase the borrowing capacity to $400.0 million and to extend the term to July 14, 2011. Cash and cash equivalents were $7.9 million at July 2, 2006. The company also received $2.1 million from the exercise of employee stock options in the second quarter of 2006, compared with $0.6 million for the second quarter of 2005. Capital expenditures for the second quarter of 2006 were $4.8 million, compared with $4.1 million for the second quarter of 2005. Depreciation and amortization expense for the second quarter of 2006 was $6.5 million, compared with $6.1 million for the second quarter of 2005.

Free Cash Flow(a)	Second	Second
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2006	2005
Cash provided by operating activities	$33.1	$29.7
Capital expenditures for property, plant and equipment	(4.8)	(4.1)

Free cash flow	$28.3	$25.6

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Pension
Pension expense for the second quarter of 2006 was $4.1 million, compared with pension expense of $3.1 million for the same period of 2005, in accordance with the pension accounting requirements of SFAS No. 87. Pension expense allocated to contracts pursuant to CAS was $2.5 million for the second quarter of 2006 compared with $2.3 million for the second quarter of 2005. Pension expense determined under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Income Taxes
The effective tax rate for the second quarter of 2006 was 36.5% compared with 37.7% for the second quarter of 2005. The effective tax rate for the second quarter of 2006 reflects the impact of a change in the estimated effective tax rate for total year 2006 to 37.0% from the prior estimated effective tax rate of 37.5%.
Stock Option Compensation Expense
Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) using the modified prospective method and began recording stock option compensation expense. Stock option compensation expense is recorded on a straight line basis over the appropriate vesting period, generally three years. For the second quarter of 2006, the company recorded a total of $1.5 million ($0.02 per share) in stock option expense related to stock options granted after the adoption of SFAS No. 123(R) and for stock options which were not vested by the date of adoption of SFAS No. 123(R). Of this amount, $0.6 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results. No compensation expense related to stock options was recorded in 2005 or in prior years.
Other
Interest expense, net of interest income, was $1.1 million for the second quarter of 2006, compared with $0.9 million for the second quarter of 2005, and primarily reflected higher average interest rates in the second quarter of 2006, compared with the second quarter of 2005. Other income in the second quarter of 2006 included $0.7 million related to insurance proceeds.

Subsequent Event
On July 26, 2006, Teledyne entered into an agreement to acquire Rockwell Scientific Company, LLC for $167.5 million in cash. Rockwell Scientific, headquartered in Thousand Oaks, Calif., is a leading provider of research and development services, as well as a leader in developing and manufacturing infrared and visible light imaging sensors for surveillance applications. The acquisition of Rockwell Scientific, which is 50 percent owned by each of Rockwell Automation, Inc. and Rockwell Collins, Inc. is subject to customary closing conditions, including satisfaction of the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
As part of the acquisition, Rockwell Automation and Rockwell Collins have entered into service agreements to continue funding research performed by Rockwell Scientific. In addition, Teledyne has agreed to license certain intellectual property of Rockwell Scientific to Rockwell Automation and Rockwell Collins. For its fiscal year ended September 30, 2005, Rockwell Scientific had sales of $114 million.
Outlook
Based on its current outlook, the company’s management believes that third quarter 2006 earnings per share will be in the range of approximately $0.48 to $0.50. The full year 2006 earnings per share outlook is expected to be in the range of approximately $2.04 to $2.08, an increase from prior guidance of $1.90 to $1.95. The company’s estimated effective income tax rate for 2006 is 37.0%.
The company’s 2006 outlook reflects anticipated sales growth in its defense electronics and instrumentation businesses, due primarily to the contribution of our acquisitions completed in 2005, the Benthos acquisition in the first quarter of 2006 and the expected closing of the pending Rockwell Scientific acquisition late in the third quarter of 2006. In addition, the company’s full year 2006 earnings per share outlook reflects anticipated expenses, such as intangible asset amortization, following completion of the pending Rockwell Scientific acquisition. Sales of geophysical sensors are currently expected to decline in the third and fourth quarter of 2006, compared with the second quarter of 2006.
The full year 2006 earnings outlook includes approximately $16.4 million ($0.28 per share) in pension expense under SFAS No. 87, or $6.6 million ($0.11 per share) in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. Full year 2005 earnings included $12.7 million ($0.23 per share) in pension expense under SFAS No. 87, or $3.4 million ($0.06 per share) in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The increase in full year 2006 pension expense reflects, in part, the reduction of the discount rate assumption for the company’s defined benefit plan from 6.25% in 2005 to 6.00% in 2006. The company’s 2006 earnings outlook also reflects $5.8 million ($0.10 per share) in stock option compensation expense based on the fair value of stock options granted after the adoption of SFAS No. 123(R) and stock options which were not vested by the date of adoption of SFAS No. 123(R), as well as, current assumptions regarding the estimated fair value of expected stock option grants during the remainder of the year.

EARNINGS PER SHARE SUMMARY (a)
(Diluted earnings per common share from continuing operations)

	2006 Full Year Outlook		2005	2004
	Low	High	Actual	Actual
Earnings per share (excluding net pension expense and stock option expense)	$2.25	$2.29	$1.91	$1.39
Pension expense — SFAS No. 87	(0.28)	(0.28)	(0.23)	(0.16)
Pension expense — CAS (b)	0.17	0.17	0.17	0.01

Earnings per share (excluding stock option expense)	2.14	2.18	1.85	1.24
Stock option expense (c)	(0.10)	(0.10)	—	—

Earnings per share — GAAP	$2.04	$2.08	$1.85	$1.24

(a)	The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the financial results and trends of ongoing operations. The table facilitates comparisons with prior periods and reflects a measurement management uses to analyze financial performance.

(b)	Under one of its spin-off agreements, after November 29, 2004, the company is able to charge pension costs to the U.S. Government under certain government contracts. Pension expense determined under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

(c)	Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) and began recording stock option compensation expense. No compensation expense related to stock options was recorded in 2005 or in prior years.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, pension matters, stock option compensation expense and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the semiconductor, defense electronics, communications, commercial aviation and energy exploration markets, funding, continuation and award of government programs, continued liquidity of our customers (including commercial aviation customers) and economic and political conditions, could change the anticipated results. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes pending and possible acquisitions. The announced pending acquisition of Rockwell Scientific is subject to conditions to closing, and if these conditions are not satisfied or waived prior to closing, the acquisition may not occur. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies.

Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2005 Annual Report on Form 10-K. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, July 27, 2006. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, July 27, 2006.

Investor Contact:	Jason VanWees
(310) 893-1642

Media Contact:	Robyn McGowan
(310) 893-1640
###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JULY 2, 2006 AND JULY 3, 2005
(Unaudited — In millions, except per share amounts)

	Second	Second	Six	Six
	Quarter	Quarter	Months	Months
	2006(a)	2005	2006(a)	2005
Net sales	$348.1	$303.3	$678.3	$600.8
Costs and expenses:
Costs of sales	245.4	220.0	482.2	434.5
Selling, general and administrative expenses	69.2	56.6	136.3	116.0

Total costs and expenses	314.6	276.6	618.5	550.5

Income before other income and (expense) and taxes	33.5	26.7	59.8	50.3
Other income (expense)(b)	0.5	—	4.0	2.5
Interest expense, net	(1.1)	(0.9)	(2.2)	(1.7)

Income before income taxes	32.9	25.8	61.6	51.1
Provision for income taxes	12.0	9.7	22.8	19.2

Net income	$20.9	$16.1	$38.8	$31.9

Diluted earnings per common share	$0.59	$0.47	$1.10	$0.93

Weighted average diluted common shares outstanding	35.4	34.5	35.3	34.5

(a)	Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) and began recording stock option compensation expense and recorded $1.5 million of compensation expense in the second quarter of 2006. The company recorded $2.9 million of stock option compensation expense in the first six months of 2006. No compensation expense related to stock options was recorded in 2005 or in prior years.

(b)	Both the first six months of 2006 and 2005, include the receipt of $2.5 million, pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THREE AND SIX MONTHS ENDED JULY 2, 2006 AND JULY 3, 2005
(Unaudited — In millions)

	Second	Second		Six	Six
	Quarter	Quarter	%	Months	Months	%
	2006(a)	2005	Change	2006(a)	2005	Change
Net sales:
Electronics and Communications	$215.4	$176.5	22.0%	$417.4	$350.0	19.3%
Systems Engineering Solutions	68.9	66.2	4.1%	137.8	136.7	0.8%
Aerospace Engines and Components	57.8	53.0	9.1%	110.9	99.4	11.6%
Energy Systems	6.0	7.6	(21.1)%	12.2	14.7	(17.0)%

Total net sales	$348.1	$303.3	14.8%	$678.3	$600.8	12.9%

Operating profit and other segment income:
Electronics and Communications	$27.9	$20.8	34.1%	$51.1	$40.9	24.9%
Systems Engineering Solutions	6.6	7.0	(5.7)%	12.5	14.5	(13.8)%
Aerospace Engines and Components (b)	4.9	3.4	44.1%	11.2	6.7	67.2%
Energy Systems	0.2	0.5	(60.0)	0.2	1.0	(80.0)%

Segment operating profit and other segment income	$39.6	$31.7	24.9%	$75.0	$63.1	18.9%
Corporate expense	(6.1)	(5.0)	22.0%	(12.7)	(10.3)	23.3%
Other income, net	0.5	—	*	1.5	—	*
Interest expense, net	(1.1)	(0.9)	22.2%	(2.2)	(1.7)	29.4%

Income before income taxes	32.9	25.8	27.5%	61.6	51.1	20.5%
Provision for income taxes	12.0	9.7	23.7%	22.8	19.2	18.8%

Net income	$20.9	$16.1	29.8%	$38.8	$31.9	21.6%

(a)	Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) and began recording stock option compensation expense and recorded $1.5 million of compensation expense the second quarter of 2006. Of this amount, $0.6 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results. The company recorded $2.9 million of stock option compensation expense in the first six months of 2006. Of this amount, $1.1 million was recorded as corporate expense and $1.8 million was recorded in the operating segment results. No compensation expense related to stock options was recorded in 2005.

(b)	Both the first six months of 2006 and 2005, includes the receipt of $2.5 million, pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.

*	not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
JULY 2, 2006 AND JANUARY 1, 2006
(Current period unaudited — In millions)

	July 2,	January 1,
	2006	2006
ASSETS
Cash and cash equivalents	$7.9	$9.3
Accounts receivable, net	189.0	167.6
Inventories, net	146.6	117.3
Deferred income taxes, net	25.1	25.4
Prepaid expenses and other assets	9.9	11.9

Total current assets	378.5	331.5

Property, plant and equipment, net	99.9	96.7
Deferred income taxes, net	45.6	42.9
Goodwill and acquired intangible assets, net	263.4	230.6
Other assets, net	26.0	26.5

Total assets	$813.4	$728.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$87.0	$76.2
Accrued liabilities	114.1	101.1
Current portion of long-term debt and capital lease	0.2	0.2

Total current liabilities	201.3	177.5

Long-term debt and capital lease obligation	44.7	47.0
Other long-term liabilities	185.0	177.7

Total liabilities	431.0	402.2
Total stockholders’ equity	382.4	326.0

Total liabilities and stockholders’ equity	$813.4	$728.2